UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2012

Cott Corporation

(Exact name of registrant as specified in its charter)

Canada	001-31410	98-0154711
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6525 Viscount Road Mississauga, Ontario, Canada	L4V1H6

5519 West Idlewild Avenue Tampa, Florida, United States	33634
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(905) 672-1900
(813) 313-1800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On July 19, 2012, Cott Corporation (the “Company”) entered into a second amendment (the “Credit Agreement Amendment”) to the Credit Agreement (the “Credit Agreement”) dated as of August 17, 2010, as amended, among the Company, Cott Beverages Inc., Cott Beverages Limited, Cliffstar LLC and the other loan parties party thereto, the lenders party thereto (the “Lenders”), and the other parties thereto, pursuant to which the parties agreed to certain amendments to the Credit Agreement, which amendments include among other things: (a) an extension of the maturity date to either July 19, 2017 or, if we have not redeemed, repurchased or refinanced the 8.375% senior subordinated notes due 2017 issued by Cott Beverages Inc., the Company’s wholly owned subsidiary (the “2017 Notes”), by May 1, 2017, May 15, 2017; (b) a decrease in the pricing; (c) an adjustment to the borrowing base calculation to increase the cap on the amount of Eligible Inventory (as defined in the Credit Agreement) which may be included as part of the borrowing base; (d) a change in the threshold at which the springing minimum fixed charge coverage ratio would be tested, which threshold will now be met if excess availability is less than the greater of 10% of the Lenders’ commitments under the revolving credit facility (the “Revolver”) or $27.5 million (which is 10% of the Lenders’ commitments on the date of the Credit Agreement Amendment); (e) a change in the threshold at which the springing cash dominion provision would become effective, which threshold will now be met if excess availability is less than the greater of 12.5% of the Lenders’ commitments under the Revolver on the date of the Credit Agreement Amendment or $34.375 million (which is 12.5% of the Lenders’ commitments on the date of the Credit Agreement Amendment); (f) a change in the definition of Permitted Acquisitions (as defined in the Credit Agreement), which would provide greater flexibility to do acquisitions if excess availability is greater than $75 million and if the Company’s fixed charge coverage ratio is greater than 1.15 to 1.0, subject to certain other conditions; (g) a change in the debt repurchase covenant, which would provide greater flexibility for the Company to purchase or redeem the 2017 Notes and the 8.125% senior subordinated notes due 2018 issued by Cott Beverages Inc., so long as excess availability is greater than $75 million and the Company’s fixed charge coverage ratio is greater than 1.25 to 1.0, subject to certain other conditions; (h) a change in the restricted payment covenant, which would provide greater flexibility for the Company to declare dividends and repurchase stock if excess availability is greater than $75 million and if the Company’s fixed charge coverage ratio is greater than 1.15 to 1.0, subject to certain other conditions; and (i) miscellaneous other changes. The Company is also required to pay certain fees and expenses.

Certain of the Lenders and other parties to the Credit Agreement Amendment and their affiliates from time to time may provide other lending, commercial banking, underwriting, investment banking, or other advisory services to the Company and its subsidiaries for which they receive customary compensation.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information concerning the Credit Agreement Amendment set forth above in Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cott Corporation
(Registrant)

July 24, 2012

	By:	/s/ Marni Morgan Poe
Marni Morgan Poe
Vice President, General Counsel and Secretary